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                                                              EXHIBIT (n)(2)(ii)

                          INDEPENDENT AUDITORS' REPORT


The Board of Trustees and Shareholders of
Van Kampen Senior Floating Rate Fund:

We have audited the statement of changes in net assets of the Van Kampen Senior Floating Rate Fund for the year ended July 31, 1999 and the financial highlights for the year ended July 31, 1999 and for the period March 27, 1998 (commencement of investment operations) to July 31, 1998. The statement of changes in net assets and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of changes in net assets and the financial highlights are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of changes in net assets and the financial highlights referred to above present fairly, in all material respects, the results of their changes in net assets of the Van Kampen Senior Floating Rate Fund for the year ended July 31, 1999 and the financial highlights for the year ended July 31, 1999 and for the period March 27, 1998 (commencement of investment operations) to July 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP


Chicago, Illinois
September 14, 1999